Exhibit 11.1

Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Annual Report on Form 1-K, of our report dated October 22, 2024, with respect to our audit of the consolidated financial statements of Cityfunds I, LLC, and its Subsidiaries as of December 31, 2023 and 2022, and for the years then ended, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

Very truly yours,

BARTON CPA PLLC

Cypress, Texas

December 17, 2024